Exhibit 99.1

Press Release

For more information contact:

Media Relations: Judy Wicks Vice President Communications Fiserv, Inc. 678-375-1595 judy.wicks@fiserv.com	Investor Relations: Eric Nelson Vice President Investor Relations Fiserv, Inc. 262-879-5350 eric.nelson@fiserv.com

For Immediate Release

Fiserv Reports Third Quarter 2012 Results

Adjusted internal revenue growth of 4 percent;

Adjusted EPS increases 9 percent to $1.27;

Full year 2012 guidance affirmed

Brookfield, Wis., October 30, 2012 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today reported financial results for the third quarter of 2012.

GAAP revenue in the third quarter was $1.12 billion compared with $1.06 billion in the third quarter of 2011. Adjusted revenue was $1.05 billion in the third quarter compared with $1.00 billion in 2011, an increase of 5 percent. For the first nine months of 2012, GAAP revenue was $3.33 billion compared with $3.18 billion in 2011, and adjusted revenue was $3.11 billion compared with $2.99 billion in 2011, an increase of 4 percent.

GAAP earnings per share from continuing operations for the third quarter was $1.03 compared with $0.89 in 2011, which included a loss from early debt extinguishment of $0.11 per share. GAAP earnings per share from continuing operations for the first nine months of 2012 was $3.16 compared with $2.33 in 2011, which included a loss from early debt extinguishment of $0.37 per share.

Adjusted earnings per share from continuing operations increased 9 percent in the third quarter to $1.27 compared with $1.16 in 2011. Adjusted earnings per share from continuing operations for the first nine months of 2012 was up 13 percent to $3.75 compared with $3.31 in 2011.

“Internal revenue growth accelerated in the quarter as anticipated, and is in-line with our expectations for the full year,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “Our strong sales momentum is clear evidence that the market continues to value our leading solutions.”

Press Release

Third Quarter 2012

•	Adjusted revenue grew 5 percent in the quarter to $1.05 billion and increased 4 percent in the first nine months of 2012 to $3.11 billion, compared to the respective prior year periods.

•

Adjusted internal revenue growth was 4 percent in the quarter, consisting of 2 percent growth in the Payments segment and 5 percent growth in the Financial segment. Adjusted internal revenue growth for the first nine months of 2012 was 3 percent, including 2 percent growth in the Payments segment and 3 percent growth in the Financial segment.

•

Adjusted operating margin was 29.8 percent in the quarter, an increase of 80 basis points compared to the prior year’s quarter, and was up 40 basis points to 29.3 percent for the first nine months of 2012 compared to the prior year.

•	Adjusted earnings per share in the quarter increased 9 percent to $1.27 and increased 13 percent in the first nine months of 2012 to $3.75, compared to the respective prior year periods.

•	Free cash flow was up 18 percent in the quarter and was $501 million for the first nine months of 2012 compared with $507 million in the prior year period.

•

The company repurchased 2.7 million shares of common stock in the third quarter for $189 million and, through the end of the third quarter, has repurchased 8.5 million shares for $577 million. As of September 30, 2012, the company had approximately 6 million shares remaining under its existing share repurchase authorization.

•	The company signed 141 Mobiliti™ clients in the quarter and has added nearly 1,300 mobile banking clients to date.

•	The company signed 113 Popmoney® clients in the quarter and the network now includes more than 1,700 financial institutions.

•	The company signed 104 electronic bill payment clients and 32 debit clients in the quarter.

•

The company entered into an amended and restated five-year, $2 billion revolving credit agreement and also completed the sale of $700 million of 3.5% Senior Notes due in 2022. The company used the net proceeds from the offering to repay the majority of its term loan facility which matures in November 2012.

•	Fiserv generated a number of new and expanded client relationships in the quarter including:

•

AnchorBank, headquartered in Madison, Wis. with $2.8 billion in assets, extended its relationship with Fiserv to continue using the Cleartouch® account processing platform and Prologue™ for financial performance management. The bank also utilizes Consumer and Commercial Debit Processing Services and EasyLender® Mortgage from Fiserv.

Press Release

•

AT&T Inc., the largest communications holding company in the world by revenue, extended its existing relationship with Fiserv. The parties entered into a multi-year, sole provider agreement for CheckFreePay® from Fiserv to enable walk-in bill payment services for AT&T Wireline customers in more than 20 states, and to continue to enable the service for AT&T Long Distance, Mobility and U-verse® customers in 48 states.

•

BB&T Corporation, one of the largest financial holding companies in the U.S. with $182 billion in assets and headquartered in Winston-Salem, N.C., selected Popmoney from Fiserv. BB&T also renewed its bill payment relationship and continues to utilize PEP+®, Mobile Source Capture™, Branch Source Capture™, Merchant Source Capture™ and a variety of other Fiserv solutions for remittance, lending and financial controls.

•

Bank of the West, a $62.7 billion financial institution headquartered in San Francisco, Calif., agreed to implement Mobiliti from Fiserv, including tablet banking application functionality. The bank also uses Corillian Online®, CheckFree® RXP®, Popmoney, Popmoney Small Business and TransferNow® from Fiserv.

•

Bremer Financial Corporation, an $8.1 billion regional financial services firm headquartered in St. Paul, Minn., and a long-term client of Fiserv, selected Mobiliti for triple-play mobile banking. Mobiliti will be integrated with the bank’s existing Fiserv digital channel and payment solutions, Corillian Online for online banking and CheckFree RXP for bill payment.

•

Caja Morelia Valladolid, a financial institution based in Michoacán, Mexico with assets of $235 million, 70 branches and more than 335,000 members, selected the Signature® account processing platform from Fiserv. The organization will also implement Teller® for transaction management, Aperio™ Online Account Opening, AML Manager for financial crime risk management and Frontier™ for financial controls.

•

First Federal Savings Bank, of Rochester, Ind., with $357 million in assets, selected an integrated banking solution centered on the Cleartouch account processing platform. The bank will also implement Mobiliti, CheckFree RXP, Teller Source Capture™, Mobile Source Capture and the Fiserv Clearing Network for item processing, and AML Manager and Fraud Risk Manager™. A full suite of card services will also be integrated into the solution, including the ACCEL/Exchange® PIN-debit network, Debit Processing, ATM Solutions and Risk OfficeSM.

•

Higher One, a leader in providing financial services and data analytics to over 1,250 college and university campuses across the U.S., renewed its agreement to use the Signature account processing platform. Higher One will continue to utilize several other Fiserv solutions, including Frontier for financial controls, Consumer Source Capture™, Mobile Source Capture, and ACCEL/Exchange Member Advantage and ATM Solutions for card services.

Press Release

Outlook for 2012

Fiserv continues to expect 2012 adjusted revenue growth to be in a range of 4 to 6 percent, adjusted internal revenue growth to be in a range of 3.0 to 4.5 percent, and adjusted earnings per share to be in a range of $5.08 to $5.20, which represents growth of 11 to 14 percent over $4.58 in 2011.

“We expect to achieve our full-year objectives and further extend our high-quality recurring revenue going into 2013,” said Yabuki.

Earnings Conference Call

The company will discuss its third quarter 2012 results on a conference call and webcast at 4 p.m. CT on Tuesday, October 30, 2012. To register for the event, go to www.fiserv.com and click on the Q3 Earnings webcast link. Supplemental materials will be available in the “Investor Relations” section of the website.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) is a leading global technology provider serving the financial services industry, driving innovation in payments, processing services, risk and compliance, customer and channel management, and business insights and optimization. For more information, visit www.fiserv.com.

Use of Non-GAAP Financial Measures

We supplement our reporting of revenue, operating income, income from continuing operations and earnings per share information determined in accordance with GAAP by using “adjusted revenue,” “adjusted internal revenue growth,” “adjusted operating income,” “adjusted income from continuing operations,” “adjusted earnings per share,” “adjusted operating margin,” and “free cash flow” in this earnings release. Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses enhance our shareholders’ ability to evaluate our performance because such items do not reflect how we manage our operations. Therefore, we exclude these items from GAAP revenue, operating income, operating margin, income from continuing operations and earnings per share to calculate these non-GAAP measures.

Examples of non-cash or other items may include, but are not limited to, non-cash intangible asset amortization expense associated with acquisitions, severance costs, merger costs, certain integration expenses related to acquisitions, certain costs associated with the achievement of the company’s operational effectiveness objectives and certain discrete tax benefits. We exclude these items to more clearly focus on the factors we believe are pertinent to the management of our operations, and we use this information to allocate resources to our various businesses.

Free cash flow and adjusted internal revenue growth are non-GAAP financial measures and are described on page 11. We believe free cash flow is useful to measure the funds generated in a given period that are available for strategic capital decisions. We believe adjusted internal revenue growth is useful because it presents revenue growth excluding all acquired revenue and postage reimbursements in our Output Solutions business. We believe this supplemental information enhances our shareholders’ ability to evaluate and understand our core business performance.

Press Release

These non-GAAP measures should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, income from continuing operations and earnings per share or any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items and may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated adjusted earnings per share, adjusted revenue growth and adjusted internal revenue growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: the impact on the company’s business of the current state of the economy, including the risk of reduction in revenue resulting from decreased spending on the products and services that the company offers; legislative and regulatory actions in the United States and internationally, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations; the company’s ability to successfully integrate acquisitions into its operations; changes in client demand for the company’s products or services; pricing or other actions by competitors; the impact of the company’s strategic initiatives; the company’s ability to comply with government regulations, including privacy regulations; and other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2011 and in other documents that the company files with the SEC. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

Press Release

Fiserv, Inc.

Condensed Consolidated Statements of Income

(In millions, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue
Processing and services	$933	$882	$2,759	$2,628
Product	185	181	567	548

Total revenue	1,118	1,063	3,326	3,176

Expenses
Cost of processing and services	494	490	1,476	1,443
Cost of product	150	141	464	436
Selling, general and administrative	207	189	619	582

Total expenses	851	820	2,559	2,461

Operating income	267	243	767	715
Interest expense—net	(48)	(45)	(129)	(138)
Loss on early debt extinguishment	—	(24)	—	(85)

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	219	174	638	492
Income tax provision	(80)	(55)	(209)	(168)
Income from investment in unconsolidated affiliate	3	8	9	14

Income from continuing operations	142	127	438	338
Loss from discontinued operations	(3)	—	(6)	(9)

Net income	$139	$127	$432	$329

GAAP earnings (loss) per share—diluted:
Continuing operations	$1.03	$0.89	$3.16	$2.33
Discontinued operations	(0.01)	—	(0.04)	(0.07)

Total	$1.02	$0.89	$3.12	$2.27

Diluted shares used in computing earnings (loss) per share	136.6	142.6	138.3	144.8

Press Release

Fiserv, Inc.

Reconciliation of GAAP to Adjusted Income and

Earnings Per Share from Continuing Operations

(In millions, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
GAAP income from continuing operations	$142	$127	$438	$338
Adjustments:
Merger and integration costs	4	9	9	15
Severance costs	—	—	12	18
Amortization of acquisition-related intangible assets	41	38	122	115
Debt extinguishment and refinancing costs [1]	4	24	4	85
Tax impact of adjustments [2]	(18)	(26)	(53)	(85)
Tax benefit [3]	—	(3)	(14)	(3)
Gain on sale of business by unconsolidated affiliate	—	(3)	—	(3)

Adjusted income from continuing operations	$173	$166	$518	$480

GAAP earnings per share—continuing operations	$1.03	$0.89	$3.16	$2.33
Adjustments—net of income taxes:
Merger and integration costs	0.02	0.04	0.04	0.07
Severance costs	—	—	0.06	0.08
Amortization of acquisition-related intangible assets	0.19	0.17	0.56	0.51
Debt extinguishment and refinancing costs [1]	0.02	0.11	0.02	0.37
Tax benefit [3]	—	(0.02)	(0.10)	(0.02)
Gain on sale of business by unconsolidated affiliate	—	(0.02)	—	(0.02)

Adjusted earnings per share	$1.27	$1.16	$3.75	$3.31

[1]

The 2012 adjustment represents a charge of $4 million of interest expense associated with hedge ineffectiveness of interest rate swap agreements settled in September 2012 in conjunction with the company’s bond offering. The 2011 adjustment represents costs associated with the early retirement of debt.

[2]

The tax impact for all periods presented is calculated using a tax rate of approximately 36 percent, which approximates the company’s annual effective tax rate exclusive of any tax benefit adjustments.

[3]

The tax benefit in 2012 represents certain discrete income tax benefits related to prior years recognized for GAAP purposes in the second quarter of 2012 that have been excluded from adjusted earnings per share. The tax benefit in 2011 relates to the resolution of a purchase accounting income tax reserve.

See page 4 for disclosures related to the use of non-GAAP financial information. Earnings per share is calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.

Financial Results by Segment

(In millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Total Company
Revenue	$1,118	$1,063	$3,326	$3,176
Output Solutions postage reimbursements	(69)	(61)	(214)	(189)

Adjusted revenue	$1,049	$1,002	$3,112	$2,987

Operating income	$267	$243	$767	$715
Merger and integration costs	4	9	9	15
Severance costs	—	—	12	18
Amortization of acquisition-related intangible assets	41	38	122	115

Adjusted operating income	$312	$290	$910	$863

Operating margin	23.9%	22.9%	23.1%	22.5%
Adjusted operating margin	29.8%	29.0%	29.3%	28.9%

Payments and Industry Products (“Payments”)
Revenue	$617	$587	$1,845	$1,746
Output Solutions postage reimbursements	(69)	(61)	(214)	(189)

Adjusted revenue	$548	$526	$1,631	$1,557

Operating income	$168	$162	$489	$482

Operating margin	27.3%	27.6%	26.5%	27.6%
Adjusted operating margin	30.7%	30.8%	30.0%	30.9%

Financial Institution Services (“Financial”)
Revenue	$513	$487	$1,516	$1,464

Operating income	$165	$143	$479	$435

Operating margin	32.1%	29.4%	31.6%	29.7%

Corporate and Other
Revenue	$(12)	$(11)	$(35)	$(34)

Operating loss	$(66)	$(62)	$(201)	$(202)
Merger and integration costs	4	9	9	15
Severance costs	—	—	12	18
Amortization of acquisition-related intangible assets	41	38	122	115

Adjusted operating loss	$(21)	$(15)	$(58)	$(54)

See page 4 for disclosures related to the use of non-GAAP financial information. Operating margin percentages are calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions, unaudited)

	Nine Months Ended
	September 30,
	2012	2011
Cash flows from operating activities
Net income	$432	$329
Adjustment for discontinued operations	6	9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	143	144
Amortization of acquisition-related intangible assets	122	115
Share-based compensation	35	29
Deferred income taxes	(11)	36
Settlement of interest rate hedge contracts	(88)	(6)
Loss on early debt extinguishment	—	85
Dividend from unconsolidated affiliate	—	12
Other non-cash items	(20)	(23)
Changes in assets and liabilities, net of effects from acquisitions:
Trade accounts receivable	24	6
Prepaid expenses and other assets	(48)	(30)
Accounts payable and other liabilities	(16)	12
Deferred revenue	(31)	(37)

Net cash provided by operating activities	548	681

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(146)	(144)
Payments for acquisitions of businesses, net of cash acquired	—	(511)
Dividend from unconsolidated affiliate	—	42
Net proceeds from sale (purchases) of investments	27	(4)
Other investing activities	(3)	—

Net cash used in investing activities	(122)	(617)

Cash flows from financing activities
Proceeds from long-term debt	994	1,189
Repayments of long-term debt, including premium and costs	(946)	(1,105)
Issuance of treasury stock	80	63
Purchases of treasury stock	(580)	(484)
Other financing activities	1	(2)

Net cash used in financing activities	(451)	(339)

Change in cash and cash equivalents	(25)	(275)
Net cash flows from discontinued operations	(5)	(7)
Beginning balance	337	563

Ending balance	$307	$281

Press Release

Fiserv, Inc.

Condensed Consolidated Balance Sheets

(In millions, unaudited)

	September 30,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$307	$337
Trade accounts receivable – net	643	666
Deferred income taxes	37	44
Prepaid expenses and other current assets	338	309

Total current assets	1,325	1,356

Property and equipment – net	256	258
Intangible assets – net	1,782	1,881
Goodwill	4,719	4,720
Other long-term assets	371	333

Total assets	$8,453	$8,548

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$719	$836
Current maturities of long-term debt	2	179
Deferred revenue	330	369

Total current liabilities	1,051	1,384

Long-term debt	3,447	3,216
Deferred income taxes	603	617
Other long-term liabilities	94	73

Total liabilities	5,195	5,290
Shareholders’ equity	3,258	3,258

Total liabilities and shareholders’ equity	$8,453	$8,548

Press Release

Fiserv, Inc.

Selected Non-GAAP Financial Measures

(In millions, unaudited)

Adjusted Internal Revenue Growth [1]	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2012
Payments Segment	2%	2%
Financial Segment	5%	3%

Total Company	4%	3%

[1]

Adjusted internal revenue growth is measured as the increase in adjusted revenue (see page 8), excluding acquired revenue for the current period, divided by adjusted revenue from the prior year period. Acquired revenue was $11 million (all in the Payments segment) for the third quarter of 2012, reflecting the partial period during which the company owned the acquired company, and was $41 million ($40 million in the Payments segment and $1 million in the Financial segment) for the first nine months of 2012.

Free Cash Flow [2]	Nine Months Ended September 30,
	2012	2011
Net cash provided by operating activities	$548	$681
Settlement of interest rate hedge contracts	88	6
Capital expenditures	(146)	(144)
Other adjustments [3]	11	(36)

Free cash flow	$501	$507

[2]

Free cash flow is calculated as net cash provided by operating activities less capital expenditures and excludes items which management believes may not be indicative of the future free cash flow of the company.

[3]

Free cash flow excludes the net change in settlement assets and obligations as well as tax-effected severance, merger and integration payments. Free cash flow in 2011 excludes a dividend from an unconsolidated affiliate and a cash tax benefit on early debt extinguishment.

See page 4 for disclosures related to the use of non-GAAP financial information.

FISV-E

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